Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-281084) and in the Registration Statement on Form S-8 (No. 333-281106) of QXO, Inc. of our report dated March 4, 2025, with respect to our audits of the consolidated financial statements of QXO, Inc. as of December 31, 2024 and December 31, 2023 and for the years ended December 31, 2024 and December 31, 2023, which report is included in this Annual Report on Form 10-K of QXO, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Marlton, New Jersey
March 4, 2025